EMPLOYMENT AGREEMENT

       THIS EMPLOYMENT AGREEMENT, entered into as of this 8th day of July, 1998, is made by and between VLSI TECHNOLOGY, INC., a Delaware corporation (hereinafter the "Company"), and ALFRED J. STEIN (hereinafter "Executive").

       Certain capitalized terms used in this Agreement are defined in
Article 8.

                                 RECITALS

       WHEREAS, Executive is currently employed as the Chief Executive Officer of the Company; and

       WHEREAS, the Company and Executive have entered into that certain Agreement (the "Services Agreement") dated October 31, 1995, and that certain Executive Change in Control Severance Benefits Agreement (the "Change in Control Agreement") dated as of the 26th day of April, 1996, and that certain Executive Salary Continuation Agreement (the "Salary Agreement") effective December 20, 1996, and that certain Amendment to Change in Control Agreement and Salary Continuation Agreement (the "Amendment") dated as of the 10th day of June, 1998 (all such agreements being collectively referred to hereafter as the "Prior Agreements"); and

       WHEREAS, the Company and Executive wish to set forth in this Agreement the terms and conditions of the Prior Agreements, with the intent that this Agreement shall thereupon supersede the terms and conditions of the Prior Agreements, and to make such additional changes and clarifications to the Prior Agreements as mutually agreed to by both the Company and Executive.

       NOW, THEREFORE, the Company and Executive, in consideration of the mutual promises set forth herein, agree as follows:

                                 ARTICLE 1

                           EFFECT OF AGREEMENT

       1.1 Effect of Agreement. This Agreement shall be effective as of July 8, 1998 (the "Effective Date") and shall remain in effect so long as Executive is employed by the Company; provided, however, that the rights and obligations of the parties hereto contained in Articles 6 and 7 of this Agreement, and as otherwise explicitly provided in this Agreement, shall survive any termination of this Agreement until such time as such duty or obligation is satisfied in full. This Agreement shall supersede the Prior Agreements as of the Effective Date.

       1.2 Consideration. The duties and obligations of the Company to Executive under this Agreement shall be in consideration of Executive's continued employment with the Company.

                                 ARTICLE 2

                            EMPLOYMENT DUTIES

       2.1 Title/Responsibilities. Executive hereby accepts the terms of this Agreement and agrees to continue to serve as the Chief Executive Officer of the Company and Chairman of the Company's Board of Directors (the "Board"). Executive shall report directly to the Board. Executive shall have all powers and duties commensurate with such position, including but not limited to hiring personnel necessary to carry out the responsibilities for such position.

       2.2 Full-Time Attention. Executive shall devote his best efforts and his full business time and attention to the performance of the services customarily incident to such office and to such other services as the Board may reasonably request, provided that Executive may also serve on the board of directors of one or more other companies with the prior consent of the Compensation Committee of the Board, which shall not be unreasonably withheld.

       2.3 Other Activities. Except upon the prior consent of the Compensation Committee of the Board, Executive shall not during the period of this Agreement engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place him in a competing position to that of the Company or any other corporation or entity that directly or indirectly controls, is controlled by, or is under common control with the Company (an "Affiliated Company"), provided that Executive may own less than five percent (5%) of the outstanding securities of any such publicly traded competing corporation. Nothing in this Agreement is intended to prevent Executive from accepting employment with another employer, or providing other services to another business, after Executive's departure from the Company.

       2.4 Directorship. Executive will be nominated for re-election to the Company's Board and to continue serving as Chairman of the Board throughout the time that this Agreement is in effect. While he remains an employee of the Company, Executive agrees to serve as a member of the Board at no additional compensation.

                                 ARTICLE 3

                               COMPENSATION

      3.1 Annual Base Pay. The Annual Base Pay of Executive is currently seven hundred thousand dollars ($700,000). For as long as this Agreement is effective, the Board shall review Executive's annual base pay at least annually and may, in its discretion, increase but not decrease Executive's Annual Base Pay.

      3.2 Annual Incentive Bonus. For each of the Company's fiscal years, commencing with the Company's 1998 fiscal year and for each fiscal year thereafter as long as this Agreement is in effect, the Board shall establish a set of performance targets for Executive, which if fully achieved shall result in a cash payment to Executive equal to eighty percent (80%) of Executive's Annual Base Pay for that fiscal year (the "Target Bonus"). If Executive's performance shall exceed the selected performance targets, the Board may award a cash incentive bonus payment in excess of eighty percent (80%) of Executive's Annual Base Pay for that fiscal year. If Executive's performance does not fully achieve the set of performance targets, the Board may nonetheless award a cash incentive bonus of less than eighty percent (80%) of Executive's Annual Base Pay. Any bonus payment to which Executive becomes entitled hereunder shall be paid to Executive by March 1 after the end of the applicable fiscal year.

       3.3   Life Insurance.

             3.3.1 Split-Dollar Life Insurance Policy. Pursuant to resolutions of the Board adopted at its May 3, 1993 meeting, the Company purchased a one million dollar ($1,000,000) split-dollar life insurance policy with Executive as the insured. The Company agrees that it will continue to make any premium payments over a sixteen (16)-year period from the time of such policy's issuance based on the current dividend schedule with a guaranteed minimum benefit of one million dollars ($1,000,000); provided, however, that in the event of a Change in Control of the Company, the Company shall make a single premium payment equal to the present value of the remaining payments described above using a six percent (6%) discount rate, simple interest. Furthermore, the Company agrees that it will pay Executive an additional amount to offset fully any tax liability incurred by Executive during his lifetime with respect to such life insurance policy, including but not limited to any tax liability previously recognized by Executive in taxable years prior to 1998, such that the after-tax cost to Executive of maintaining this policy shall be zero dollars ($0). This obligation shall remain in effect even if this Agreement has terminated.

             3.3.2  MetLife Life Insurance Policy.

                    (a) The Company agrees to make ten (10) annual payments to Executive or such person or persons as Executive may designate, on or before October 31 of each year, beginning on October 31, 1995, in an amount equal to the annual premium necessary to endow a single life policy (Corporate Universal Life) on the life of Executive issued by the Specialized Benefit Resources division of Metropolitan Life Insurance Company (the "MetLife Policy") and based on the following policy assumptions: level death benefit of five million dollars ($5,000,000); premiums payable for ten (10) years; policy crediting rate assumption equal to seven percent (7%); mortality rates and loads current as of October 31, 1995; nonsmoker unisex rates; and, standard risk based on full underwriting. The amount of the annual premium necessary to endow the policy described above will be adjusted upward or downward annually in view of the actual policy crediting rate in effect for the year.

                    (b) In the event that fewer than all payments set forth in Article 3.3.2(a) have been made to Executive and (i) Executive becomes disabled as defined in Article 8 hereof, (ii) the Company undergoes a Change in Control (as defined in Article 8 hereof) or (iii) the Company notifies Executive that it no longer desires that Executive perform the services described under Article 2 hereof, the Company shall make a single lump-sum payment to Executive equal to the sum of the present values of all payments provided in Article 3.3.2(a) which have not been paid to Executive at the time of such Disability, Change in Control or notification.

                    (c) The lump sum payment payable under Article 3.3.2(b) hereof shall be calculated based on the assumptions set forth in Article 3.3.2(a) with a discount rate equal to the lesser of the prime rate on the date of termination and 5.5%.

                    (d) In addition, the Company also agrees to make any additional premium payments with respect to the MetLife Policy so that such policy is endowed at age ninety-five (95) and the policy's cash value at that time is equal to or greater than five million dollars ($5,000,000), but in no event shall the Company pay fewer than ten (10) annual premium payments after June 10, 1998, each in the amount of one hundred eighty-three thousand one hundred sixty-four dollars ($183,164). The premium payment period may be changed by the Company, with the written concurrence of Executive, to the extent necessary to maintain compliance of such policy with Sections 7702 and 7702A of the Code. Furthermore, as described in further detail in Article 3.3.2(e), the Company agrees that it will pay Executive an additional amount to offset fully any tax liability incurred by Executive during his lifetime with respect to such premium payments, such that the after-tax cost to Executive of maintaining this policy shall be zero dollars ($0). If an event described in Article 3.3.2(b) occurs, any additional payment shall be made at the same time as the payment called for in Article 3.3.2(b) but any such additional payment shall not discharge the Company from satisfying its obligation set forth in this paragraph.
The Company's obligations under this paragraph shall survive termination of this Agreement.

                    (e) All payments payable under this Article 3.3.2 shall be grossed up, and made free and clear of and without deduction, for any and all present or future income taxes, payroll taxes, excise taxes, deductions, charges or withholdings, and all liabilities with respect thereto, (all such taxes, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Company shall be required by law to deduct any Taxes from or in respect of a payment, (i) the payment shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Article 3.3.2(e)) the payment shall be made in an amount equal to the amount payable had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. For purposes of computing increases in payments payable under this Article 3.3.2(e), the Company shall, in all cases, assume that Executive is taxable at the highest marginal tax rate applicable to an individual.

                    (f) In the event that Executive is taxable at a marginal tax rate less than the rate assumed in Article 3.3.2(e) hereof, Executive shall reimburse the Company for the excess of such increase paid to Executive over the increase computed on the basis of Executive's actual marginal tax rate.

                                 ARTICLE 4

                   EXPENSE ALLOWANCES AND FRINGE BENEFITS

       4.1 Benefits. While this Agreement is in effect, the Company shall provide Executive with the same or greater benefits which it provides to any of its other senior executives, including but not limited to medical, pension, vacation, bonus, stock, profit-sharing and savings plans and similar benefits as such plans and benefits may be adopted by the Company from time to time.

       4.2 Business Expense Reimbursement. While this Agreement is in effect, Executive shall be entitled to receive proper reimbursement for all reasonable out-of-pocket expenses incurred by him (in accordance with the policies and procedures established by the Company for its senior executive officers) in performing services hereunder. Executive agrees to furnish the Company reasonably adequate records and other documentary evidence of such expenses for which Executive seeks reimbursement. Such expenses shall be accounted for under the policies and procedures established by the Company.

                                 ARTICLE 5

                         OTHER RIGHTS AND BENEFITS

       5.1 Nonexclusivity. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Executive may otherwise qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option or other agreements with the Company. Except as otherwise expressly provided herein, amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of a Covered Termination, a Change in Control or a Change in Control Termination shall be payable in accordance with such plan, policy, practice or program.

                                 ARTICLE 6

                        TERMINATION OF EMPLOYMENT

       6.1   Covered Termination.

             6.1.1 Entitlement to Salary Continuation Payments. If Executive's employment terminates due to a Covered Termination, Executive shall receive salary continuation benefits. The amount of the salary continuation payment shall be equal to three hundred percent (300%) of the sum of Annual Base Pay and Annual Bonus, to be paid in one lump sum within sixty (60) days of the termination, or if greater, at Executive's election, sixty percent (60%) of Executive's highest Annual Base Pay from the Company or its successor, payable within sixty (60) days of Executive's Covered Termination and on each anniversary date of such termination thereafter for the duration of Executive's life. If Executive has previously become entitled to receive payment under Article 6.2.2 of this Agreement on account of the occurrence of a Change in Control, Executive shall not be entitled to any additional payments under this Article 6.1.1.

             6.1.2 Welfare Benefits. Following a Covered Termination, Executive and his spouse will each be eligible (a) to continue their Welfare Benefits coverage under any Welfare Benefit plan or program maintained by the Company on the same terms and conditions (including cost to Executive) as in effect immediately prior to the Covered Termination for the lives of each of Executive and his spouse, or the survivor of them, and/or (b) to purchase such additional or substitute Welfare Benefits coverage as Executive or his spouse may determine in his or her sole discretion, including reimbursement of expenses for health care expenses not otherwise paid by insurance, Medicare, or otherwise; provided, however, that the cost to the Company shall not exceed, by payment of premium or otherwise, twenty-five thousand dollars ($25,000.00) per year, as adjusted for cost of living increases.

             With respect to any Welfare Benefits provided through an insurance policy, the Company's obligation to provide such Welfare Benefits following a Covered Termination shall be limited by the terms of such a policy; provided that (i) the Company shall make reasonable efforts to amend such policy to provide the continued coverage, and (ii) if a policy providing health benefits is not amended to provide the continued benefits, the Company shall pay for the cost of comparable replacement coverage. The cost of any such insurance shall be included and subject to the twenty-five thousand dollars ($25,000.00) per year limit set forth above.

             This Article 6.1.2 is not intended to affect, nor does it affect, the rights of Executive, or Executive's covered dependents, under any applicable law with respect to health insurance continuation coverage.

             6.1.3 Stock Options. All stock options granted to Executive by the Company which are outstanding on the Effective Date and all stock options granted to Executive in the future, are hereby amended or shall provide as follows: (i) to fully vest upon a Covered Termination, and (ii) to permit Executive to exercise the vested options for at least twelve (12) months following a Covered Termination, unless an extension of an option's term would cause the Company to incur a change to earnings for financial accounting purposes, in which case the amendment to such option extending the term shall not be made until the first time that such amendment would not cause the Company to incur a charge to earnings, at which time such amendment shall automatically occur.

             6.1.4 Bonus. If a Covered Termination occurs, Executive shall receive a bonus for the fiscal year in which the Covered Termination occurs. The amount of the bonus shall be equal to the amount Executive would have been paid if the Covered Termination had not occurred prior to the end of such fiscal year multiplied by a fraction in which (i) the numerator is the number of days from and including the first day of the fiscal year until and including the date of the Covered Termination, and
(ii) the denominator is three hundred sixty-five (365). Such bonus shall be paid on the date Executive would have received the bonus if the Covered Termination had not occurred during such fiscal year.

       6.2   Termination Due to Change in Control.

             6.2.1 Entitlement To Severance Benefits. Upon the occurrence of a Change in Control while Executive is employed by the Company, the Company shall provide Executive the compensation and benefits described in Articles 6.2.2, 6.2.3 and 6.2.6 below. If Executive's employment terminates due to an Involuntary Termination without Cause or a Voluntary Termination for Good Reason within twenty-four (24) months following a Change in Control, the termination of employment will be a Change in Control Termination and the Company shall pay Executive the compensation and benefits described in Articles 6.2.4 and 6.2.5. If Executive's employment terminates, but not due to an Involuntary Termination without Cause or a Voluntary Termination for Good Reason within twenty-four (24) months following a Change in Control, then the termination of employment will not be a Change in Control Termination.

             6.2.2 Lump Sum Severance Payment. Within thirty (30) days following a Change in Control, Executive shall receive a lump sum payment equal to three hundred percent (300%) of the sum of Annual Base Pay and Annual Bonus, subject to any applicable withholding of federal, state or local taxes.

             6.2.3 Stock Options. All stock options granted to Executive by the Company which are outstanding on the Effective Date and all stock options granted to Executive in the future, are hereby amended or shall provide as follows: (i) to provide for full vesting of stock options upon a Change in Control, (ii) to permit Executive to exercise any vested options following his termination of service to the Company as an employee or consultant for up to three (3) months (or such longer period as may be currently provided in Executive's stock option agreement without giving effect to this Article 6.2.3) and (iii) to permit Executive to exercise the options for at least the twelve (12) months following a Change in Control Termination, unless an extension of an option's term would cause the Company to incur a charge to earnings for financial accounting purposes, in which case no amendment to such option extending the term shall be made until the first time that such amendment would not cause the Company to incur a charge to earnings, at which time such amendment shall automatically occur.

             6.2.4 Welfare Benefits. Following a Change in Control Termination, Executive and his spouse shall be eligible for the same Welfare Benefits as following a Covered Termination (as such Welfare Benefits are described in Article 6.1.2 above). In addition, for the three
(3) year period following a Change in Control Termination, the Company shall reimburse Executive for any income tax liability due as a result of the provision of Welfare Benefits under this Article 6.2 (and as a result of any payments due under this paragraph) in order to put Executive in the same after-tax position as if no taxable Welfare Benefits had been provided.

             6.2.5 Office Space; Secretarial Support. For three (3) years following a Change in Control Termination, Executive shall be provided an office and secretarial support comparable to those provided to Executive prior to the Change of Control; provided, however, that the Company's obligation to provide office space and secretarial support under this
Article 6.2.5 shall terminate upon Executive's obtaining full-time employment or full-time consulting work.

             6.2.6 Stock Purchase Promissory Note. In the event of the occurrence of a Change in Control, Executive shall be entitled to exercise any or all of his outstanding stock options to acquire shares of the Company's common stock using a full recourse promissory note. Any such note shall be due and payable after five (5) years, subject to earlier prepayment voluntarily by Executive. Any such note shall bear the minimum rate of interest required to avoid imputed income to Executive under all applicable provisions of the Code.

             6.2.7 Excise Tax Gross-up. In the event it shall be determined that any payment by the Company to or for the benefit of Executive, whether paid or payable under this Agreement or otherwise, but determined without regard to any additional payments required under this
Article 6.2.7 (a "Payment"), would be subject to the excise tax imposed by
Section 4999 of the Code, or any comparable federal, state, or local excise tax (such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in such an amount that after the payment of all taxes (including without limitation, any interest and penalties on such taxes and the excise tax) on the Payment and on the Gross-Up Payment, Executive shall retain an amount equal to the Payment minus all applicable income and employment taxes on the Payment. The intent of the parties is that the Company shall be solely responsible for, and shall pay, any Excise Tax on the Payment and Gross-Up Payment and any income, employment and other taxes (including, without limitation, penalties and interest) imposed on any Gross-Up Payment, as well as any loss of tax deduction caused by the Gross-Up Payment or applicable provisions of the Code. All determinations required to be made under this Article 6.2.7, including without limitation, whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized accounting firm that is the Company's outside auditor at the time of such determinations, which firm must be reasonably acceptable to Executive (the "Accounting Firm"). All fees and expenses of the Accounting Firm shall be borne solely by the Company.

       6.3 Termination for Cause. The Company may terminate Executive's employment for Cause (as defined below) without liability at any time with or without advance notice to Executive. The Company shall pay Executive all Accrued Compensation, but no other compensation or reimbursement of any kind, including without limitation, severance compensation, shall be paid to Executive. The Company's obligations under this Article 6.3 shall terminate upon complete payment of Accrued Compensation.

       6.4 Mitigation. Except as otherwise specifically provided herein, Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by retirement benefits after the date of a Covered Termination or a Change in Control Termination.

       6.5 Indemnification. For a period no less than six (6) years following the date of a Covered Termination or a Change in Control Termination, Executive shall be indemnified by the Company (or any successor entity) for any act, or omission, taken while Executive was employed by the Company (or any successor entity), and the Company shall maintain insurance coverage which is either at least equivalent to such indemnification coverage provided for Executive prior to such termination, or if such equivalent coverage is not available at a commercially reasonable price, then at least equivalent to the indemnification coverage provided to the then current executive officers of the Company (or in the event of the occurrence of a Change in Control of the Company, the executive officers of the controlling entity of which the Company is then a part).

                                 ARTICLE 7

                 LIMITATIONS AND CONDITIONS ON BENEFITS

       7.1 Withholding of Taxes. The Company shall withhold appropriate federal, state and local income and employment taxes from any payments hereunder.

       7.2 Employee Agreement and Release Prior to Receipt of Benefits. Upon the occurrence of a Covered Termination or a Change in Control Termination and prior to the receipt of any benefits under this Agreement on account of the occurrence of a Covered Termination or a Change in Control Termination, Executive shall, as of the date of a Covered Termination or a Change in Control Termination, as applicable, execute an employee agreement and release in the form attached hereto as Exhibit A. Such employee agreement and release shall specifically relate to all of Executive's rights and claims in existence at the time of such execution and shall confirm Executive's obligations under the Company's standard form of proprietary information agreement. It is understood that Executive has twenty-one (21) days to consider whether to execute such employee agreement and release and Executive may revoke such employee agreement and release within seven (7) business days after execution of such employee agreement and release. In the event Executive does not execute such employee agreement and release within the twenty-one (21) day period, or if Executive revokes such employee agreement and release within the seven (7) business day period, no benefits shall be payable to Executive on account of the occurrence of a Covered Termination or a Change in Control Termination under this Agreement.

                                 ARTICLE 8

                                DEFINITIONS

For purposes of the Agreement, the following terms shall have the meanings set forth below:

       8.1 "Accrued Compensation" means any accrued Annual Base Pay, any bonus compensation to the extent actually awarded by the Board but not yet paid, any vested deferred compensation (other than pension plan or profit-sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which Executive is a participant to the full extent of Executive's rights under such plans, any accrued vacation pay and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination.

       8.2   "Agreement" means this Employment Agreement.

       8.3 "Annual Base Pay" means the annual base pay of Executive as determined in accordance with Article 3.1 of this Agreement.

For the purposes of a payment made pursuant to Article 6.1 of this Agreement relating to a Covered Termination, Annual Base Pay means Executive's Annual Base Pay at the rate in effect during the last regularly scheduled payroll period immediately preceding the Covered Termination.
For the purposes of a payment made pursuant to Article 6.2 of this Agreement relating to a Change in Control, Annual Base Pay means
Executive's annual base pay in effect during the last regularly scheduled payroll period immediately preceding the Change in Control.

       8.4 "Annual Bonus" means the annual incentive bonus of Executive as determined in accordance with Article 3.2 of this Agreement.

For purposes of a payment made pursuant to Article 6.1 or Article 6.2 of this Agreement relating to a Covered Termination or a Change in Control, Annual Bonus means the greater of (i) Executive's Target Bonus (which for the Company's fiscal year ending December 31, 1998 is eighty percent (80%) of Executive's Annual Base Pay) of the year in which the Covered Termination or the Change in Control occurs or (ii) Executive's most recent actual annual cash incentive bonus for the fiscal year of the Company preceding the year in which the Covered Termination or the Change in Control occurs.

       8.5 "Cause" the occurrence of any of the following (and only the following): (i) conviction of any felony involving fraud or act of dishonesty against the Company, (ii) conduct by Executive which, based upon good faith and reasonable factual investigation and determination of the Board of Directors of the Company, demonstrates gross unfitness to serve, or (iii) intentional, material violation by Executive of any statutory or fiduciary duty of Executive to the Company, provided that in the event that any of the foregoing events is capable of being cured, the Company shall provide written notice to Executive describing the nature of such event and Executive shall thereafter have thirty (30) days to cure such event.

       8.6 "Change in Control" means the consummation of any of the following transactions:

             (a) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of liquidation or dissolution of the Company or an agreement for the sale, lease, exchange or other transfer or disposition by the Company of all or substantially all (more than fifty percent (50%)) of the Company's assets;

             (b) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) directly or indirectly of 25% or more of the Company's outstanding Common Stock; or

             (c) a change in the composition of the Board within a three
(3) year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either:

                 (i)    are directors of the Company as of the date hereof;

                 (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors of the Company who are Incumbent Directors described in (i) above at the time of such election or nomination; or

                 (iii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors of the Company who are Incumbent Directors described in (i) or (ii) above at the time of such election or nomination.

Notwithstanding the foregoing, "Incumbent Directors." shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

       8.7   "Change in Control Termination" means an Involuntary
Termination without Cause or a Voluntary Termination with Good Reason within twenty-four (24) months following a Change in Control. No other event shall be deemed a Change in Control Termination for purposes of this Agreement.

       8.8   "Code" means the Internal Revenue Code of 1986, as amended.

       8.9 "Company" means VLSI Technology, Inc., a Delaware corporation, and any successor thereto.

       8.10 "Covered Termination" means any voluntary termination of Executive and any Involuntary Termination (including death or Disability, mental or physical) other than for Cause.

       8.11 "Disability" means a physical or mental condition, illness, or injury of Executive such that (a) Executive's personal physician, or (b) a physician selected by Executive's personal physician, or (c) if neither of such physicians is reasonably acceptable to the Company, a physician selected by Executive's personal physician and a physician selected by the Company, determines that Executive is no longer capable of providing services as described under Article 2 of this Agreement.

       8.12 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

       8.13 "Involuntary Termination" means Executive's dismissal or discharge by the Company (or, if applicable, by the successor entity). For purposes of a Covered Termination pursuant to Article 6.1 of this Agreement, Involuntary Termination includes the death or Disability (physical or mental) of Executive.

For purposes of a Change in Control Termination pursuant to Article 6.2 of this Agreement, the termination of Executive's employment would not be deemed to be an "Involuntary Termination" if such termination occurs as a result of the death or Disability of Executive.

       8.14 "Voluntary Termination for Good Reason" means that the Executive voluntarily terminates his employment after any of the following are undertaken without Executive's express written consent:

             (a) the assignment to Executive of any duties or responsibilities which result in any diminution or adverse change of Executive's position, status or circumstances of employment as in effect immediately prior to a Change in Control of the Company; a change in Executive's titles or offices as in effect immediately prior to a Change in Control of the Company; any removal of Executive from or any failure to reelect Executive to any of such positions, except in connection with the termination of his employment for death, Disability, retirement, fraud, misappropriation, embezzlement or any other voluntary termination of employment by Executive other than Voluntary Termination for Good Reason;

             (b) a reduction by the Company in Executive's Annual Base Pay;

             (c) any failure by the Company to continue in effect any benefit plan or arrangement, including incentive plans or plans to receive securities of the Company, in which Executive is participating at the time of a Change in Control of the Company (hereinafter referred to as "Benefit Plans"), or the taking of any action by the Company which would adversely affect Executive's participation in or reduce Executive's benefits under any Benefit Plans or deprive Executive of any fringe benefit enjoyed by Executive at the time of a Change in Control of the Company, provided, however, that Executive may not terminate for Good Reason following a Change in Control of the Company if the Company offers a range of benefit plans and programs which, taken as a whole, are comparable to the Benefit Plans as determined in good faith by Executive;

             (d) a relocation of Executive or the Company's principal executive offices to a location more than fifteen (15) miles from the location at which Executive performed Executive's duties prior to a Change in Control of the Company, except for required travel by Executive on the Company's business to an extent substantially consistent with Executive's business travel obligations at the time of a Change in Control of the Company;

             (e) any breach by the Company of any provision of this agreement; or

             (f) any failure by the Company to obtain the assumption of this agreement by any successor or assign of the Company.

       8.15 "Welfare Benefits" means benefits providing for coverage or payment in the event of Executive's death, disability, illness or injury of a type provided to Executive immediately before a Covered Termination, whether taxable or non-taxable and whether funded through insurance or otherwise.

                                 ARTICLE 9

                            GENERAL PROVISIONS

       9.1 Governing Law. The validity, interpretation, construction and performance of this Agreement and the rights of the parties hereunder shall be interpreted and enforced under California law without reference to principles of conflicts of laws. The parties expressly agree that inasmuch as the Company's headquarters and principal place of business are located in California, it is appropriate that California law govern this Agreement.

       9.2   Assignment; Successors; Binding Agreement.

             9.2.1 Executive may not assign, pledge or encumber his interest in this Agreement or any part thereof and any attempt to do so shall be void.

             9.2.2 The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by operation of law or by agreement in form and substance reasonably satisfactory to Executive, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

             9.2.3 This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount is at such time payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there be no such designee, to his estate.

       9.3 Notices. Any notices provided hereunder must be in writing and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex or facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed in the Company's payroll records. Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at his address as listed in the Company's payroll records.

       9.4 Modification; Waiver; Entire Agreement. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and such officer or other representative of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth or referred to in this Agreement.

       9.5 Validity. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

       9.6 Controlling Document. In case of conflict between any of the terms and conditions of this Agreement and the documents herein referred to, or any other documents or agreements affecting the same terms and conditions of Executive's employment as are addressed in this Agreement, the terms and conditions of this Agreement shall control, and such other documents shall be deemed to be amended hereby.

       9.7 Employment Status. This Agreement does not constitute a contract of employment or impose on Executive any obligation to remain as an employee, or impose on the Company any obligation (i) to retain Executive as an employee, (ii) to change the status of Executive as an at-will employee, or (iii) to change the Company's policies regarding termination of employment.

       9.8 Headings. The headings of the Articles hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

       9.9 Non-Publication. The parties mutually agree not to disclose publicly the terms of this Agreement except to the extent that disclosure is mandated by applicable law.

       9.10 Tax and Attorney Fees. The Company will reimburse Executive, Executive's successor-in-interest, or the holder of any life insurance policy referred to in this Agreement for all attorney fees and costs associated with bringing any action under this Agreement to enforce their rights hereunder, regardless of the outcome of such proceeding, provided the court finds the claim was brought in good faith. In addition, the Company will reimburse Executive for all fees and costs associated with advice, execution or negotiation of this Agreement and Executive's ongoing employment relationship with the Company on or before the Effective Date.

       9.11 Construction. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

       9.12 Counterparts. This Agreement may be executed in one or more counterparts any one of which need not contain signatures of more than one party, all of which taken together shall constitute one and the same Agreement.

Executed by the parties as of the day and year first above written.


                                           VLSI TECHNOLOGY, INC.


                                           By:  /s/ Robert P. Dillworth
                                                ---------------------------
                                           Its:       Director
                                                ---------------------------

                                           EXECUTIVE:

                                                /s/ Alfred J. Stein
                                           --------------------------------
                                           Alfred J. Stein

                                 EXHIBIT A

                      EMPLOYEE AGREEMENT AND RELEASE

       I understand and agree completely to the terms set forth in the foregoing agreement.

       I hereby confirm my obligations under the Company's standard form of proprietary information agreement.

       I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

       Except as otherwise set forth in this Agreement, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Effective Date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify you pursuant to the Company's Indemnification Agreement.

       I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise after the Effective Date of this Agreement; (B) I have the right to consult with an attorney prior to executing this Agreement; (c) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier); (D) I have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (E) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by me, provided that the Company has also executed this Agreement by that date ("Effective Date").

                                        By:
                                              --------------------------
                                                Alfred J.  Stein

                                        Date:
                                              -------------------------

                              TABLE OF CONTENTS

ARTICLE 1         Effect of Agreement                                      1
     1.1     Effect of Agreement                                           1
     1.2     Consideration                                                 1

ARTICLE 2         Employment Duties                                        2
     2.1     Title/Responsibilities                                        2
     2.2     Full-Time Attention                                           2
     2.3     Other Activities                                              2
     2.4     Directorship                                                  2

ARTICLE 3         Compensation                                             2
     3.1     Annual Base Pay                                               2
     3.2     Annual Incentive Bonus                                        2
     3.3     Life Insurance                                                3

ARTICLE 4         Expense Allowances And Fringe Benefits.                  4
     4.1     Benefits                                                      4
     4.2     Business Expense Reimbursement                                5

ARTICLE 5         Other Rights and Benefits                                5
     5.1     Nonexclusivity                                                5

ARTICLE 6         Termination of Employment                                5
     6.1     Covered Termination                                           5
     6.2     Termination Due to Change in Control                          6
     6.3     Termination for Cause                                         8
     6.4     Mitigation                                                    8
     6.5     Indemnification                                               8

ARTICLE 7         Limitations and Conditions on Benefits                   8
     7.1     Withholding of Taxes                                          8
     7.2     Employee Agreement and Release Prior to Receipt of Benefits   9

ARTICLE 8         Definitions                                              9
     8.1     "Accrued Compensation"                                        9
     8.2     "Agreement"                                                   9
     8.3     "Annual Base Pay"                                             9
     8.4     "Annual Bonus"                                                9
     8.5     "Cause"                                                      10
     8.6     "Change in Control"                                          10
     8.7     "Change in Control Termination"                              11
     8.8     "Code"                                                       11
     8.9     "Company"                                                    11
     8.10    "Covered Termination"                                        11
     8.11    "Disability"                                                 11
     8.12    "Exchange Act"                                               11
     8.13    "Involuntary Termination"                                    11
     8.14    "Voluntary Termination for Good Reason"                      11
     8.15    "Welfare Benefits"                                           12

ARTICLE 9         General Provisions                                      12
     9.1     Governing Law                                                12
     9.2     Assignment; Successors; Binding Agreement                    12
     9.3     Notices.                                                     13
     9.4     Modification; Waiver; Entire Agreement                       13
     9.5     Validity                                                     13
     9.6     Controlling Document                                         13
     9.7     Employment Status                                            14
     9.8     Headings                                                     14
     9.9     Non-Publication                                              14
     9.10    Tax and Attorney Fees                                        14
     9.11    Construction                                                 14
     9.12    Counterparts                                                 14